Exhibit 5.4

TRENAM

KEMKER

Attorneys at Law

TAMPA OFFICE 2700 BANK OF AMERICA PLAZA 101 EAST KENNEDY BLOUVEARD P.O. BOX 1102 (33601) TAMPA, FLORIDA 33602-5150 TELEPHONE (813) 223-7474 FAX (813) 229-6553	ST. PETERSBURG OFFICE 1230 BANK OF AMERICA TOWER ONE PROGRESS PLAZA 200 CENTRAL AVENUE ST. PETERSBURG, FL 33701 TELEPHONE (727) 898-7474 FAX (813) 229-6553 www.trenam.com

PLEASE REPLY TO

Tampa

October 20, 2003

Domino’s, Inc.

30 Frank Lloyd Wright Drive

P.O. Box 997

Ann Arbor, Michigan 48106-0997

Re:	Indenture dated as of June 25, 2003 among Domino’s, Inc., a Delaware corporation, the Guarantors signatories thereto and BNY Midwest Trust Company, an Illinois trust company, as trustee

Ladies and Gentlemen:

We have been asked to render the opinions expressed herein in connection with that certain Indenture (including all Exhibits thereto, the “Indenture”) dated as of June 25, 2003 among Domino’s, Inc. (“Parent”), a Delaware corporation, the Guarantors signatories thereto (including but not limited to Domino’s Pizza International Payroll Services, Inc. (“Florida Sub”), a Florida corporation), and BNY Midwest Trust Company, an Illinois trust company, as trustee (the “Trustee”).

Each term appearing in this letter in capitalized form shall have the same meaning, if any, as is ascribed to such term in or pursuant to the Indenture, unless this letter or the context in which such term is used clearly indicates otherwise.

We have examined, among other things, the following agreements, instruments and documents, in each case as now in effect:

•	The Indenture;

•	Articles of Incorporation of Florida Sub;

•	Bylaws of Florida Sub;

•	Certain records of corporate proceedings of Florida Sub;

Domino’s, Inc. October 20, 2003	Page 2

•	Registration Statement on Form S-4 (the “Registration Statement”), Registration No. 333-107774-04, as filed with the U.S. Securities and Exchange Commission by Parent pursuant to the Securities Act of 1933 (the “1933 Act”);

•	Other agreements, instruments, documents and records that we have deemed necessary or relevant for purposes of issuing the opinions hereinafter expressed.

As to factual matters that relate to, or that we have considered in rendering, the following opinions, we have relied, with your approval, upon representations, warranties, and other factual statements included in the Indenture and in other documents and instruments signed by Parent and/or Florida Sub in connection with the indenture, and upon information provided orally or in writing by, or made publicly available by, Parent, Florida Sub, their representatives, and public agencies and officials. We also have conducted all legal and factual inquiries we have deemed necessary to render the opinions expressed in this letter.

Based upon the foregoing, subject to the further assumptions, limitations, qualifications, conditions and exceptions set forth in this letter, and with due regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	Florida Sub has duly authorized, executed and delivered the Indenture.

2.	The Subsidiary Guarantee given by Florida Sub has been duly authorized by all necessary corporate action on the part of Florida Sub; and

3.	The execution, delivery and performance by the Florida Sub of the Indenture and the Subsidiary Guarantee do not and will not violate the laws of the State of Florida.

*             *             *

We are qualified to practice law only in the State of Florida and we do not purport to be experts in the law of any state other than Florida. We express no opinion as to matters which may be governed by the substantive laws of any jurisdiction other than the State of Florida.

We express no opinion regarding the applicability, meaning, construction or interpretation (including any effect on, or implication for, the Indenture and the transactions contemplated thereby) of any fraudulent transfer laws.

For purposes of this letter, we have assumed, with your approval, the following: (1) the legal capacity of each natural person; (2) the legal existence of all parties other than Florida Sub; (3) the power and authority of each person, other than any person acting on behalf of Florida Sub, to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person; (4) the authorization, execution and delivery by each

Domino’s, Inc. October 20, 2003	Page 3

person, other than any person acting on behalf of Florida Sub, of each document executed and delivered or to be executed and delivered by such person; (5) the legality, validity, binding effect and enforceability as to each person, other than any person acting on behalf of Florida Sub, of each document executed and delivered or to be executed and delivered and of each other act done or to be done by such person; (6) except as otherwise expressly opined upon herein, the payment of all required taxes and fees imposed upon the execution, filing or recording of documents; (7) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of any opinion and no undisclosed prior waiver of any right or remedy contained in any document; (8) the genuineness of each signature, (9) the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy, and the authenticity of the original of each document reviewed by us as a copy; (10) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document; (11) the accuracy of all written information provided by or available from governmental agencies or representatives, both as of the date stated therein and as of the date of this letter; and (12) that all persons have acted in good faith, without notice of adverse claims, and have complied with all material laws applicable to each of them.

The opinions expressed above are as of the date of this letter and the date of effectiveness of the Registration Statement. We specifically disclaim any obligation to update such opinions or to advise you of any change in factual matters in the future, regardless of the nature of any future developments or our knowledge thereof. We express no opinion on the likelihood or effect of any future occurrence, including the future conduct of any party. No opinions other than those specifically set forth above are to be implied, and we specifically disclaim any opinions by inference or implication.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This letter is being provided and may be relied upon only in connection with the Indenture and the matters contemplated thereby. We also consent to Ropes & Gray LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing matters. This letter may not be provided or relied upon, other than in connection with the Indenture and the matters contemplated thereby, without our prior written consent.

Very truly yours,

/s/	TRENAM, KEMKER, SCHARF, BARKIN,
FRYE, O’NEILL & MULLIS,

Professional Association

By:	/s/ J. CARY ROSS, JR.
J. Cary Ross, Jr.